Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Schedule B of our report dated March 7, 2025, relating to the financial statements of Oesterreichische Kontrollbank Aktiengesellschaft, appearing in the Annual Report on Form 18-K of Oesterreichische Kontrollbank Aktiengesellschaft for the year ended December 31, 2024.

/s/ Deloitte Audit Wirtschaftsprüfungs GmbH

Vienna, Austria

Date: November 17, 2025